Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Altisource Portfolio Solutions S.A. of our report dated March 7, 2024, relating to the consolidated financial statements of Altisource Portfolio Solutions S.A., appearing in the Annual Report on Form 10-K of Altisource Portfolio Solutions S.A. for the year ended December 31, 2023.

/s/ RSM US LLP

Jacksonville, Florida
May 31, 2024